PROMISSORY NOTE

PRINCIPAL AMOUNT:  $5,000                         Date:   September 1, 1997

                                                  State of: California

  For Value received, the undersigned hereby jointly and severally promise to pay to the order of:

                            Roger Rengler
                            4603 Grand Avenue
                            La Canada, CA 91011
                            (818) 790-7635

The sum of five thousand dollars ($5,000) together with interest thereon at the rate of one and a half (1.5%) per month on the unpaid balance. Said sum shall be paid in the following manner:

  1:    The principal shall be due and payable on September 1, 1998,

  2:    The note shall accrue interest at 1.5% per month payable monthly,

  3:    In consideration for the loan, the holder of the note shall have the option to convert the balance or any portion thereof, into an equivalent amount of common stock of the company calculated at a conversion price of twenty percent (20%) below market value or forty cents ($0.40), whichever results in a lower purchase price. The company's common stock (OTC: QGRP) is traded under the name THE QUARTZ GROUP, INC., a manufacturer of quartz glass products for the semiconductor industry. The shares issued in connection with this bridge loan agreement will be subject to Rule 144 restrictions. (One year hold from date of conversion.)

At the investor's option, the bridge loan can be rolled over for a further ninety (90) day period on the same terms, or roll over a portion of the bridge loan and receive cash or stock for the balance.

SECURITY:     The loan shall be secured by the receivables of the Company.  The
Quartz Group, Inc. currently has outstanding receivables of $207,766 or which $132,107 are within 60 days. The company shall at all times during the term of the loan maintain a "double coverage" of the loan balance with "current receivables", that which has an aging of less than sixty (60) days. If at any time during the term of the loan the company's receivables should drop below this double coverage level, the company would repay sufficient principal to correct the balance.

  In the event of default, the company shall assign receivables in an amount equal to the outstanding balance of the loan at that time of the default.

                            Signed:  /s/  David J. Lopes
                                     -----------------------
                                     David J. Lopes
                                     President/CEO
                                     The Quartz Group, Inc.